Exhibit (a)(1)

FUNDAMENTAL CHANGE COMPANY NOTICE AND OFFER TO REPURCHASE FOR CASH

GANNETT MEDIA CORP.

Fundamental Change Company Notice and
Offer to Repurchase for Cash

Any and all of its outstanding

4.750% Convertible Senior Notes due 2024
CUSIP Number: 36473H AB0

The tender offer will expire at midnight, New York City time, on December 30, 2019, unless extended by Gannett Media Corp. as provided herein (such date, as the same may be extended, the “Fundamental Change Repurchase Offer Expiration Date”). Holders (as defined herein) of the Notes (as defined herein) must validly surrender their Notes, and not validly withdraw their Notes, at or prior to the Fundamental Change Repurchase Offer Expiration Date to be eligible to receive the Fundamental Change Repurchase Price (as defined herein). Notes surrendered may be withdrawn at any time prior to the Fundamental Change Repurchase Offer Expiration Date.

Gannett Media Corp. (formerly known as Gannett Co., Inc.), a Delaware corporation (the “Issuer”), in accordance with the Indenture, dated as of April 9, 2018, between the Issuer and U.S. Bank National Association, as trustee (the “Trustee”), as amended and supplemented by the First Supplemental Indenture, dated as of November 19, 2019 (such Indenture, as so amended and supplemented, the “Indenture”), among the Issuer, Gannett Co., Inc. (formerly known as New Media Investment Group Inc.), a Delaware corporation (“Parent”), and the Trustee, relating to the Issuer’s 4.750% Convertible Senior Notes due 2024 (the “Notes”), hereby provides this Fundamental Change Company Notice and Offer to Repurchase for Cash (as it may be amended and supplemented from time to time, this “Notice”) to the holders (each, a “Holder”) of the Notes.

This Notice is being provided in connection with the acquisition by Parent of the Issuer pursuant to the Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 5, 2019, by and among Parent, the Issuer, Arctic Holdings LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Intermediate Holdco”), and Arctic Acquisition Corp., a Delaware corporation and a direct wholly owned subsidiary of Intermediate Holdco (“Merger Sub”). Pursuant to the Merger Agreement, Merger Sub merged with and into the Issuer, with the Issuer continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent (the “Merger”). The effective date of the Merger was November 19, 2019 (the “Effective Date”). On the Effective Date, each share of common stock, par value $0.01 per share, of the Issuer (“Issuer common stock”) was converted into the right to receive 0.5427 shares of common stock, par value $0.01 per share, of Parent (“Parent common stock”) and $6.25 in cash (such share and cash consideration together, the “Merger Consideration”). The completion of the Merger constituted both a “Fundamental Change” and a “Make-Whole Fundamental Change”, each as defined in Section 1.01 of the Indenture. As a result of the Merger, and pursuant to Section 13.07 of the Indenture, the Notes are no longer convertible into Issuer common stock, and instead each $1,000 principal amount of Notes is convertible into 82.4572 (as it may be adjusted from time to time pursuant to the Indenture, the “Conversion Rate”) units of reference property, with each such unit (each, a “unit of Reference Property”) comprised of 0.5427 shares of Parent common stock and $6.25 of cash, subject to the Issuer’s right to settle any conversion of Notes in the form of units of Reference Property, cash or a combination thereof.

Each Holder has, subject to certain conditions, the right, at such Holder’s option, to retain such Holder’s Notes, surrender such Holder’s Notes for repurchase by the Company or convert such Holder’s Notes at the Conversion Rate, in each case, as described further below.

You May Elect to Retain your Notes

Following the Fundamental Change Repurchase Date (as defined below), you may retain all of your Notes, or any portion of the principal amount thereof not surrendered in connection with the Fundamental Change Repurchase Right or converted in connection with the Make-Whole Conversion Right (as defined below), through maturity on April 15, 2024 (the “Maturity Date”), maintaining the right, assuming such Notes are not earlier redeemed, on or after January 15, 2024 until the close of business on April 11, 2024, the second scheduled trading day immediately preceding the Maturity Date (or during certain earlier periods, subject to the satisfaction of certain conditions set forth in the Indenture), to convert such Notes into units of Reference Property at the Conversion Rate; provided that, subsequent to the date of this Notice, the Conversion Rate is subject to change in accordance with the Indenture. Assuming no such change to the Conversion Rate, upon any such conversion Holders would receive $515.3575 of cash and 44.7495 shares of Parent common stock per $1,000 principal amount of Notes.

You May Elect to Surrender your Notes for Repurchase

In connection with the Fundamental Change, you may require the Issuer to repurchase (the “Fundamental Change Repurchase Right”) for cash all of such Holder’s Notes, or any portion of the principal amount thereof that is equal to $1,000 or an integral multiple of $1,000, on December 31, 2019 (as such date may be extended as provided herein, the “Fundamental Change Repurchase Date”) at a repurchase price equal to 100% of the principal amount of such Notes or such portion of the principal amount of Notes, as applicable, plus accrued and unpaid interest thereon from October 15, 2019 to, but excluding, the Fundamental Change Repurchase Date (the “Fundamental Change Repurchase Price”), which will equal $1,010.03 for each $1,000 principal amount of Notes. Holders may surrender Notes for repurchase until midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date. Notes surrendered for repurchase pursuant to the Fundamental Change Repurchase Right may be withdrawn at any time prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date. The Issuer will deposit with U.S. Bank National Association, as paying agent (the “Paying Agent”), on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, an amount of money sufficient to repurchase all of the Notes to be repurchased at the Fundamental Change Repurchase Price.

You May Elect to Convert Your Notes

In connection with the Make-Whole Fundamental Change, you may elect to convert (the “Make-Whole Conversion Right”) all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Holder’s Notes into 82.4572 units of Reference Property per $1,000 principal amount of Notes, with each such unit of Reference Property comprised of 0.5427 shares of Parent common stock and $6.25 of cash. Although the Merger constituted a Make-Whole Fundamental Change, Holders will not be entitled to receive additional units of Reference Property in excess of the Conversion Rate under the terms of the Indenture because the average of the last reported sale prices of shares of Issuer common stock on the New York Stock Exchange (“NYSE”) on the five trading days immediately preceding the Effective Date was less than the minimum price of $9.90 per share that is required under the Indenture for Holders to be entitled to receive additional units of Reference Property in excess of the Conversion Rate. The Issuer expects to elect to settle conversions in connection with the Make-Whole Fundamental Change either by delivery of units of Reference Property or by payment of cash, in each case, in accordance with the terms of the Indenture. If the Issuer elects to deliver units of Reference Property, the consideration due, per each $1,000 principal amount of Notes, will be 82.4572 units of Reference Property or $515.3575 of cash and 44.7495 shares of Parent common stock. If the Issuer elects to deliver cash, the consideration due upon cash settlement of any such conversion will be equal to the sum of the Daily Conversion Values (as defined herein) for each of the 40 consecutive trading days beginning on, and including, the third trading day succeeding the business day on which such Notes are validly surrendered for conversion in accordance with the Indenture (the “Conversion Date”). For each $1,000 principal amount of Notes, the Daily Conversion Value for each trading day in the 40 trading day period equals the product of the Conversion Rate and the price of a unit of Reference Property (determined as the sum of (x) the volume-weighted average price of Parent common stock on the NYSE as reported by Bloomberg on such day and (y) the amount of the cash portion of a unit of Reference Property) divided by 40 (such amount, the “Daily Conversion Value”). A conversion of Notes will be deemed to be “in connection with” the Make-Whole Fundamental Change if the relevant notice of conversion (the “Notice of Conversion”) is received by the Conversion Agent (as defined herein) during the period from, and including, November 19, 2019, the Effective Date, up to, and including, December 27, 2019, the second business day immediately prior to the Fundamental Change Repurchase Date (the “Make-Whole Conversion Period”).

On November 27, 2019, the closing price of Parent common stock was $6.26, as reported on the NYSE. Based on this closing price, the value of consideration you would receive if you exercise your Make-Whole Conversion Right and the Issuer elects to settle such conversion in the form of units of Reference Property would be approximately $795.49 per $1,000 principal amount of notes. On November 27, 2019, the volume-weighted average price (“VWAP”) per share of Parent common stock was $6.30 per share, as reported under the heading “Bloomberg VWAP” on Bloomberg page “GCI <equity> AQR”. Based on this VWAP, and assuming that the VWAP for per share of Parent common stock is the same for the 40 trading day period used to determine the Daily Conversion Value, the value of consideration you would receive if you exercise your Make-Whole Conversion Right would be approximately $797.28 per $1,000 principal amount of Notes. However, the ultimate value of consideration payable upon exercise of your Make-Whole Conversion Right cannot be determined at this time, and will be determined by reference to the VWAP per share of Parent common stock on each trading day in the applicable 40 trading day period used to calculate the Daily Conversion Values. The value of such consideration could be lower than the Fundamental Change Repurchase Price. We can give no assurance as to the value you will receive if you exercise your Make-Whole Conversion Right.

See Sections 1 and 2 for a comparison of the estimated value of: (1) the Fundamental Change Repurchase Right, if your Notes are repurchased by the Issuer pursuant to the Fundamental Change Repurchase Right; (2) the Make-Whole Conversion Right, if you convert your Notes during the Make-Whole Conversion Period; and (3) the market value of the Notes, if you choose to retain your Notes.

The market value of the Notes may be greater than the Fundamental Change Repurchase Price you would receive were you to surrender your Notes for repurchase by the Issuer pursuant to the Fundamental Change Repurchase Right. The market price of the Notes may change significantly prior to or after the Fundamental Change Repurchase Offer Expiration Date. Holders are urged to obtain current market quotations for the Notes, to the extent such current market quotations are available, prior to making any decision with respect to the Fundamental Change Repurchase Right.

You should review this Notice carefully and consult with your own financial and tax advisors. You must make your own independent decision as to whether or not to surrender your Notes pursuant to the Fundamental Change Repurchase Right or to convert your Notes pursuant to the Make-Whole Conversion Right and, if so, the amount of your Notes to surrender or convert, or to retain your Notes. None of the Issuer, Parent, their respective affiliates, boards of directors, officers, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Fundamental Change Repurchase Right, or to exercise or refrain from exercising the Make-Whole Conversion Right.

Notes surrendered for repurchase pursuant to the Fundamental Change Repurchase Right may be withdrawn at any time prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date.

The Trustee has informed the Issuer that, as of the date of this Notice, all Notes are held through accounts with The Depository Trust Company (“DTC”) and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for purchase or conversion hereunder must be delivered through the transmittal procedures of DTC.

This Notice constitutes notice pursuant to Section 14.01 of the Indenture.

Additional copies of this Notice may be obtained from U.S. Bank National Association at its address set forth below. U.S. Bank National Association in its role as Trustee, Paying Agent and Conversion Agent under the Indenture (the “Conversion Agent”) is not responsible for any determinations or calculations made with respect to the Conversion Rate. All such determinations or calculations have been made by the Issuer, and U.S. Bank

National Association is entitled to rely conclusively on all such determinations and calculations. Neither the Trustee, the Paying Agent nor the Conversion Agent makes any representation with respect to the accuracy or adequacy of the information contained in this Notice. The accuracy and adequacy of this Notice and the information contained herein are the sole responsibility of the Issuer.

U.S. Bank National Association
Attn: Michael Tate
60 Livingston Ave
Saint Paul, MN 55107

Facsimile: 651-466-7367

Telephone: 651-466-6783

The date of this Notice is November 29, 2019.

No person has been authorized to give any information or to make any representations other than those contained in this Notice and, if given or made, such information or representations must not be relied upon as having been authorized. This Notice does not constitute an offer to buy or the solicitation of an offer to sell securities in any circumstances or jurisdiction in which such offer or solicitation is unlawful. The delivery of this Notice shall not under any circumstances create any implication that the information contained herein is current as of any time subsequent to the date of such information.

v

SUMMARY TERM SHEET

The following are some questions and the answers to those questions that you may have about the right of each Holder to (i) require the Issuer to repurchase its Notes, (ii) convert its Notes at the Conversion Rate during the Make-Whole Conversion Period or (iii) retain its Notes, in each case, pursuant to the terms and conditions of the Indenture, the Notes and this Notice. We urge you to read carefully the remainder of this Notice because the information in this summary is not complete. We have included section references to direct you to a more complete description of the topics in this summary. Unless stated to the contrary, or unless the context otherwise requires, references to “we,” “our,” or “us” in this Notice are to Gannett Media Corp, the Issuer of the Notes.

Q:	Who is offering to repurchase my Notes?
A:	Gannett Media Corp., a Delaware corporation, is offering to repurchase any and all of your Notes, at your option, on the terms and conditions set forth in this Notice. (See Section 1.1)
Q:	Why is the Issuer offering to repurchase my Notes?
A:	As a result of the Merger, a Fundamental Change occurred on November 19, 2019 (the Effective Date), and accordingly each Holder has the Fundamental Change Repurchase Right, pursuant to Article 14 of the Indenture. (See Section 1.3)
Q.	How much will the Issuer pay for my Notes and what is the form of payment?
A:	We will pay, in cash, a repurchase price equal to 100% of the principal amount of the Notes to be repurchased, together with accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date. Assuming the Fundamental Change Repurchase Date is not extended, the Fundamental Change Repurchase Price will be $1,010.03 per $1,000 principal amount of Notes. The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and is not intended to bear any relationship to the market value of the Notes or the market value of the Reference Property into which the Notes are convertible. (See Section 2.2)
Q.	How can I determine the market value of my Notes?
A:	The Notes are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Issuer’s operating results, the trading price and implied volatility of the Reference Property (including the shares of Parent common stock that constitute a portion thereof) into which the Notes are convertible and the market for similar securities. Holders are urged to obtain current market quotations for the Notes, to the extent such current market quotations are available, prior to making any decision with respect to the Fundamental Change Repurchase Right. (See Section 2.4)
Q.	When does the Fundamental Change Repurchase Right expire?
A:	The Fundamental Change Repurchase Right expires at midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date, which is December 30, 2019. We do not intend to extend the period that Holders have to exercise the Fundamental Change Repurchase Right unless required by applicable law, regulation or rule. (See Section 2.1)
Q.	What are the conditions to the Issuer’s repurchase of the Notes?
A:	Our repurchase of outstanding Notes validly surrendered and not validly withdrawn is not subject to any condition other than that the repurchase be lawful and the procedural requirements described in this Notice be satisfied. (See Section 2.1)
Q.	If I surrender my Notes for repurchase, when will I receive payment for them?
A:	We will accept for payment all validly surrendered Notes promptly upon expiration of the Fundamental Change Repurchase Right. We will deposit with the Paying Agent, on or prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, an amount of money sufficient to repurchase all of the

Notes to be repurchased at the Fundamental Change Repurchase Price. The Paying Agent will then pay the money to DTC, as the sole record holder of Notes, following the later of (x) the Fundamental Change Repurchase Date and (y) the time of book-entry transfer of the accepted Notes to the account of the Paying Agent at DTC. (See Section 5)

Q.	What is the Make-Whole Conversion Right with respect to my Notes?
A:	The Merger constituted a Make-Whole Fundamental Change. In connection with the Make-Whole Fundamental Change, any Holder can elect to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Holder’s Notes into 82.4572 units of Reference Property per $1,000 principal amount of Notes, with each such unit of Reference Property comprised of 0.5427 shares of Parent common stock and $6.25 of cash. Although the Merger constituted a Make-Whole Fundamental Change, Holders will not be entitled to receive additional units of Reference Property in excess of the Conversion Rate under the terms of the Indenture because the average of the last reported sale prices of shares of Issuer common stock on the NYSE on the five trading days immediately preceding the Effective Date was less than the minimum price of $9.90 per share that is required under the Indenture for Holders to be entitled to receive additional units of Reference Property in excess of the Conversion Rate.

Pursuant to the Indenture, the Issuer has the right to settle any conversion of Notes in the form of units of Reference Property, cash or a combination thereof. The Issuer expects to elect to settle conversions in connection with the Make-Whole Fundamental Change either by delivery of units of Reference Property or by payment of cash, in each case, in accordance with the terms of the Indenture. If the Issuer elects to deliver units of Reference Property upon conversion, the consideration due, per each $1,000 principal amount of Notes, will be 82.4572 units of Reference Property or $515.3575 of cash and 44.7495 shares of Parent common stock, which the Issuer will pay or deliver, as applicable, on the second business day immediately following the Conversion Date. If the Issuer elects to deliver cash upon conversion, the consideration due upon cash settlement of any such conversion, per each $1,000 principal amount of Notes, will be an amount equal to the sum of the Daily Conversion Values for each of the 40 consecutive trading days beginning on, and including, the third trading day succeeding the relevant Conversion Date, which the Issuer will pay on the second business day immediately following the 40 trading day period.

A conversion of Notes will be deemed “in connection with” the Make-Whole Fundamental Change if a valid Notice of Conversion is received by the Conversion Agent during the period from, and including, November 19, 2019, the Effective Date, up to, and including, December 27, 2019, the second business day immediately prior to the Fundamental Change Repurchase Date. (See Section 2.3)

Q.	What is the relationship between the offer to repurchase and the convertibility of the Notes?
A:	The Fundamental Change Repurchase Right is a separate right from the Make-Whole Conversion Right. If you exercise your Fundamental Change Repurchase Right with respect to your Notes, you will not be able to convert such Notes unless you validly withdraw such previously surrendered Notes. If you do not exercise your Fundamental Change Repurchase Right for a particular Note, your Make-Whole Conversion Right for that Note will not be affected. If you have exercised your Make-Whole Conversion Right and converted your Notes, you may not surrender your converted Notes pursuant to the Fundamental Change Repurchase Right.
Q.	What are my rights if I retain my Notes?
A:	If you do not surrender your Notes pursuant to the Fundamental Change Repurchase Right and do not convert your Notes pursuant to the Make-Whole Conversion Right, you may retain your Notes through maturity on April 15, 2024 or any earlier redemption thereof, or otherwise transfer or exchange such Notes in the ordinary course.

Moreover, you will retain the right to convert your Notes into units of Reference Property at the Conversion Rate (subject to any changes in the Conversion Rate, in accordance with the Indenture), assuming the Notes are not earlier redeemed, on or after January 15, 2024 until the close of business on April 11, 2024, the second scheduled trading day immediately preceding the Maturity Date (or during certain earlier periods, subject to the satisfaction of certain conditions set forth in the Indenture). The Issuer has the right to settle any conversion of Notes in the form of units of Reference Property, cash or a combination thereof.

You will also retain the right to receive interest payments on the Notes pursuant to the terms of the Indenture and the Notes. Unless earlier redeemed, the Notes will be repaid on the Maturity Date at the principal amount thereof, plus accrued but unpaid interest, if any, to and including the Maturity Date. (See Section 2.3)

Q.	Is the Issuer’s board of directors making any recommendation as to the Fundamental Change Repurchase Right or the Make-Whole Conversion Right?
A:	None of the Issuer, Parent, their respective affiliates, boards of directors, officers, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent is making any representation or recommendation to any Holder as to whether to exercise or refrain from exercising the Fundamental Change Repurchase Right or to exercise or refrain from exercising the Make-Whole Conversion Right. You must make your own independent decision as to whether or not to exercise your Fundamental Change Repurchase Right or to exercise your Make-Whole Conversion Right and, if so, the principal amount of your Notes to surrender or convert. The Fundamental Change Repurchase Right, and our offer to repurchase Notes as described in this Notice, is based solely on the contractual requirements of the Indenture and the Notes.
Q.	If I exercise my Fundamental Change Repurchase Right or my Make-Whole Conversion Right, may I change my mind?
A:	An exercise of your Fundamental Change Repurchase Right may be withdrawn at any time prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date. An exercise of your Make-Whole Conversion Right is irrevocable. (See Sections 2.3 and 4)
Q.	How do I surrender my Notes for repurchase?
A:	To surrender your Notes for repurchase pursuant to the Fundamental Change Repurchase Right, you must deliver the Notes to the Paying Agent through the transmittal procedures of DTC on or after the date of this Notice, but no later than midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date.

If your Notes are held by a broker, dealer, commercial bank, trust company or other nominee, you must contact that nominee if you decide to surrender your Notes and instruct that nominee to surrender the Notes on your behalf through the transmittal procedures of DTC.

If you are a DTC participant, you should surrender your Notes electronically through DTC’s Automated Tender Offer Program (“ATOP”), subject to the terms and procedures of that system.

You bear the risk of untimely submission of your Notes. You must allow sufficient time for completion of the necessary transmittal procedures prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date.

By surrendering, or instructing your nominee to surrender, your Notes through the transmittal procedures of DTC, you agree to be bound by the terms of the Fundamental Change Repurchase Right set forth in this Notice. (See Section 3)

Q.	Until what time can I withdraw previously surrendered Notes?
A:	You can withdraw Notes previously surrendered for repurchase at any time until midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date, which is December 30, 2019. (See Section 4)
Q.	How do I withdraw previously surrendered Notes?
A:	To withdraw all or a portion of previously surrendered Notes, you (or your broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw your Notes prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date.

You bear the risk of untimely withdrawal of previously surrendered Notes. You must allow sufficient time for completion of the necessary procedures prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date. (See Section 4)

Q.	If I want to convert my Notes, what should I do?
A:	If you want to exercise the Make-Whole Conversion Right, you must (i) cause to be completed the appropriate instruction form for exchange pursuant to DTC’s book-entry exchange program, (ii) furnish any required endorsements and transfer documents, (iii) if required pursuant to the Indenture, pay funds equal to interest payable on the next interest payment date to which you are not entitled, (iv) pay transfer taxes if required pursuant to the Indenture, and (v) inform the Trustee or Conversion Agent of the conversion in accordance with customary practice of DTC. (See Section 2.3)
Q.	Do I need to do anything if I do not wish to surrender my Notes for repurchase or convert my Notes?
A:	No. If you do not surrender your Notes for repurchase or exercise the Make-Whole Conversion Right before midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date, we will not repurchase your Notes, your Notes will not be converted and your Notes will remain outstanding and continue to be subject to the existing terms of the Indenture and the Notes.
Q.	If I choose to surrender my Notes for repurchase, do I have to surrender all of my Notes?
A:	No. You may surrender all of your Notes, a portion of your Notes or none of your Notes for repurchase. If you wish to surrender a portion of your Notes for repurchase, however, you must surrender Notes in an aggregate principal amount of $1,000 or any integral multiples thereof. (See Section 3)
Q.	If I choose to surrender my Notes for repurchase, when will interest cease to accrue on them?
A:	Interest on Notes surrendered pursuant to the Fundamental Change Repurchase Right will cease to accrue as of the end of the day immediately preceding the Fundamental Change Repurchase Date, provided that we have not defaulted in making payment of the Fundamental Change Repurchase Price on the Fundamental Change Repurchase Date. (See Section 2.5)
Q.	Do I have to pay a commission if I surrender my Notes for repurchase?
A:	You will not be required to pay any commission to us, DTC or the Paying Agent in connection with exercising the Fundamental Change Repurchase Right. However, there may be commissions you need to pay to your broker in connection with your surrender of the Notes for repurchase.
Q.	What are the U.S. federal income tax consequences of exercising the Fundamental Change Repurchase Right?
A:	The receipt of cash in exchange for Notes pursuant to exercise of the Fundamental Change Repurchase Right or the Make-Whole Conversion Right generally will be taxable for U.S. federal income tax purposes. For a discussion of certain U.S. federal income tax consequences applicable to Holders of Notes that have their Notes repurchased pursuant to the Fundamental Change Repurchase Right, or that convert their Notes pursuant to the Make-Whole Conversion Right, see “Certain U.S. Federal Income Tax Considerations.” You should consult your own tax advisor with respect to the specific tax consequences to you of exercising the Fundamental Change Repurchase Right or the Make-Whole Conversion Right in light of your particular circumstances. (See Section 11)
Q.	Who is the Paying Agent and Conversion Agent?
A:	U.S. Bank National Association, the Trustee under the Indenture, is also serving as Paying Agent in connection with the transactions contemplated by the Fundamental Change Repurchase Right and the Conversion Agent in connection with the transactions contemplated by the Make-Whole Conversion Right, and may be contacted at the address and telephone number set forth on the cover of this Notice.
Q.	Whom can I talk to if I have questions about the Fundamental Change Repurchase Right or the Make-Whole Conversion Right?
A:	Questions and requests for assistance in connection with the surrender of Notes for repurchase pursuant to the Fundamental Change Repurchase Right or the conversion of Notes pursuant to the Make-Whole Conversion Right may be directed to the Paying Agent and the Conversion Agent at the address and telephone number set forth on the cover of this Notice.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this Notice or incorporated by reference may constitute forward-looking statements. Forward-looking statements include all statements that are not historical facts. Words such as “anticipate(s)”, “expect(s)”, “intend(s)”, “plan(s)”, “target(s)”, “project(s)”, “believe(s)”, “will”, “aim(s)”, “would”, “seek(s)”, “estimate(s)” and similar expressions are intended to identify such forward-looking statements.

Forward-looking statements are based on the Issuer’s and Parent’s respective management’s current expectations and beliefs, and neither the Issuer nor Parent can give any assurance that their expectations or beliefs will be attained. These forward-looking statements are not a guarantee of future performance and are subject to a number of known and unknown risks, uncertainties and other factors that could cause actual results or events to differ, possibly materially, from the expectations or estimates reflected in such forward-looking statements, including, among others:

•	the risk that the parties may be unable to achieve the anticipated benefits of the merger, including synergies and operating efficiencies, within the expected time-frames, or at all;
•	the risk that the businesses will not be integrated successfully or that integration may be more difficult, time-consuming or costly than expected;
•	the risk that operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) may be greater than expected;
•	general economic and market conditions;
•	the retention of certain key employees; and
•	the combined company’s ability to grow its digital marketing and business services initiatives, and grow its digital audience and advertiser base.

Additional risk factors that could cause actual results to differ materially from expectations include, but are not limited to, the risks identified by the Issuer and Parent in their respective most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as the risks identified in the registration statement on Form S-4 (File No. 333-233509) filed by Parent in connection with the Merger. All forward-looking statements speak only as of the date on which they are made. Except to the extent required by law, the Issuer and Parent expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained in this Notice or documents incorporated by reference to reflect any change in their expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

IMPORTANT INFORMATION CONCERNING THE FUNDAMENTAL CHANGE REPURCHASE RIGHT AND MAKE-WHOLE CONVERSION RIGHT

1.	Information Concerning the Issuer.
1.1.	The Issuer.

The Issuer is an innovative, digitally focused media and marketing solutions company committed to strengthening and fostering the communities in its network and helping them build relationships with their local businesses. With an unmatched local-to-national reach, the Issuer touches the lives of more than 125 million people monthly with its Pulitzer-Prize winning content, consumer experiences and benefits, and advertiser products and services.

The Issuer owns ReachLocal, Inc. (a digital marketing solutions company), the USA TODAY NETWORK (made up of USA TODAY and 109 local media organizations in 34 states in the U.S. and Guam, including digital sites and affiliates), Newsquest (a wholly owned subsidiary operating in the United Kingdom with more than 150 local media brands), WordStream, Inc. (a self-service, software-as-a-solution digital marketing services company), and SweetIQ (a digital marketing company).

The Issuer is organized under the laws of Delaware. Following the Merger, the Issuer became an indirect wholly owned subsidiary of Parent. The Issuer’s executive offices are located at 7950 Jones Branch Drive, McLean, Virginia 22107, and its telephone number is (703) 854-6000. The Issuer’s website is http://www.gannett.com. Information included on the Issuer’s website is not incorporated by reference into this Notice. Prior to the completion of the Merger, the Issuer’s common stock was traded on the NYSE under the symbol “GCI”.

1.2.	Parent.

Parent supports small to mid-size communities by providing locally focused print and digital content to its consumers and premier marketing and technology solutions for its small and medium-sized business (“SMB”) partners, and producing world-class events for the media industry and the communities they serve. Parent has a particular focus on owning and acquiring strong local media assets in small to mid-size markets.

Parent’s current portfolio of media assets spans across 612 markets and 39 states. Parent’s products include 654 community print publications and 612 websites. As of June 30, 2019, Parent reaches over 21 million people per week and serves over 200,000 business customers.

For the SMB category, Parent focuses on leveraging its strong local media brands, its in-market sales force and its high consumer penetration rates to offer technology solutions that allow SMBs to operate efficiently and effectively in a digital world. Central to this business strategy is Parent’s wholly owned subsidiary UpCurve, Inc. (“UpCurve”), which provides guided marketing solutions for SMBs and offers cloud-based products with expert guidance and support.

In 2015, Parent started GateHouse Live, its events and promotions business, to leverage Parent’s local brands to create world-class events in the markets Parent serves. In 2018, GateHouse Live produced over 350 events with a collective attendance over 400,000. In 2018, GateHouse Live also expanded into endurance events that include a network of over 90 marathons, half marathons, other footraces and obstacle course races in the United States, Canada and Mexico with over 250,000 attendees annually. GateHouse Live also offers white label event services for third parties.

Parent is organized under the laws of Delaware. Parent’s executive offices are located at 7950 Jones Branch Drive, McLean, Virginia 22107, and its telephone number is (703) 854-6000. Parent’s website is http://www.gannett.com. Information included on Parent’s website is not incorporated by reference into this Notice. Prior to completion of the Merger, Parent common stock was traded on the NYSE under the symbol “NEWM”. In connection with the completion of the Merger, Parent’s common stock began trading on the NYSE on November 20, 2019 under the symbol “GCI”.

1.3.	The Merger and the First Supplemental Indenture.

On August 5, 2019, the Issuer entered into the Merger Agreement by and among the Issuer, Parent, Intermediate Holdco and Merger Sub, pursuant to which Merger Sub merged with and into the Issuer, with the Issuer continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent. At the effective time of the Merger, each share of Issuer common stock was converted into the right to receive the Merger Consideration. As the Merger constituted a “Fundamental Change” and a “Make-Whole Fundamental Change” under the Indenture, each Holder has the Fundamental Change Repurchase Right described herein, pursuant to Article 14 of the Indenture, and the Make-Whole Conversion Right described herein, pursuant to Article 13 of the Indenture.

In connection with the Merger, the Issuer, Parent and the Trustee executed the First Supplemental Indenture, dated as of November 19, 2019. The First Supplemental Indenture provided for a change in the right to convert the Notes resulting from the Merger. In accordance with Section 13.07 of the Indenture, from and after the effective time of the Merger, the right of Holders to convert each $1,000 principal amount of Notes into Issuer common stock in accordance with the terms of the Indenture changed into a right of such Holders to convert each $1,000 principal amount of Notes into units of Reference Property (i.e., the Merger Consideration), at the applicable conversion rate, in accordance with the terms and conditions of the Indenture. Each unit of Reference Property is comprised of 0.5427 shares of Parent common stock and $6.25 of cash. Pursuant to the First Supplemental Indenture, the Issuer has the right to settle any conversion of Notes in the form of units of Reference Property, cash or a combination thereof. In addition, pursuant to the First Supplemental Indenture, Parent fully and unconditionally guaranteed the Issuer’s obligations under the Notes and the Indenture. The provisions of the Indenture, as modified by the First Supplemental Indenture, will continue to apply, mutatis mutandis, to each Holder’s right to convert each $1,000 principal amount of Notes into units of Reference Property.

The foregoing summary of the First Supplemental Indenture is qualified by the full text of the First Supplemental Indenture, which supplemental indenture was filed as an exhibit to the Issuer’s 8-K filed with the Securities and Exchange Commission (the “SEC”) on November 20, 2019 and incorporated herein by reference. (See Section 12)

2.	The Notes.

The Notes were issued pursuant to the Indenture. The Notes mature on April 15, 2024. As of November 27, 2019, there was approximately $201.3 million aggregate principal amount of Notes outstanding.

On or after April 15, 2022, the Issuer may redeem for cash all or any portion of the Notes if the last reported sale price of a unit of Reference Property is equal to or greater than 130% of $1,000 divided by the Conversion Rate then in effect for at least 20 trading days during any 30 consecutive trading day period. The price due upon redemption will equal 100% of the principal amount of the Notes, plus any accrued and unpaid interest to, but excluding, the redemption date.

2.1.	The Issuer’s Obligation to Repurchase the Notes.

Pursuant to the terms of the Notes and the Indenture, upon the occurrence of the Merger, which constituted a Fundamental Change, we became obligated to repurchase, at the Fundamental Change Repurchase Price, all Notes validly surrendered for repurchase and not validly withdrawn by Holders. The Fundamental Change Repurchase Price for the Notes is payable in cash, and is equal to 100% of the principal amount thereof, plus accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date. The Indenture requires that the Fundamental Change Repurchase Date be a date chosen by the Issuer that is not less than 20 and no more than 35 business days after the date of the Issuer’s notice to Holders that a Fundamental Change has occurred and of the Fundamental Change Repurchase Right. This Notice, which constitutes a “Fundamental Change Company Notice” pursuant to Article 14 of the Indenture, is first being delivered to Holders on November 29, 2019.

The Fundamental Change Repurchase Right will expire at midnight, New York City time, on December 30, 2019. We do not intend to extend the period that Holders have to exercise their Fundamental Change Repurchase Right unless required to do so by applicable law, regulation or rule. Our repurchase of outstanding Notes validly surrendered and not validly withdrawn is not subject to any condition other than that the purchase be lawful and the procedural requirements described in this Notice be satisfied. There is no financing condition in connection with the Issuer’s obligation to consummate the Fundamental Change Repurchase Right.

2.2.	Repurchase Price.

Pursuant to the terms of the Indenture and the Notes, the repurchase price to be paid by us for the Notes pursuant to the Fundamental Change Repurchase Right is 100% of the principal amount of the Notes validly surrendered for repurchase, plus any accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date. The Fundamental Change Repurchase Price will be $1,010.03 per $1,000 in principal amount of Notes, assuming the Fundamental Change Repurchase Date is not extended. The Fundamental Change Repurchase Price will be paid in cash with respect to any and all Notes validly surrendered for repurchase and not validly withdrawn prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date. Interest on such Notes will cease to accrue as of the end of the day immediately preceding the Fundamental Change Repurchase Date. Notes surrendered for repurchase will be accepted only in principal amounts equal to $1,000 or integral multiples thereof. Delivery of the Notes by book-entry transfer to the account maintained by the Paying Agent with DTC is a condition to the payment of the Fundamental Change Repurchase Price to the Holder of such Notes.

The Fundamental Change Repurchase Price is based solely on the requirements of the Indenture and the Notes and bears no relationship to the market value of the Notes or the value of the Reference Property. In fact, the Fundamental Change Repurchase Price may be less than the market value of the Notes. The market price of the Notes may change significantly prior to or after the Fundamental Change Repurchase Offer Expiration Date. Holders are urged to obtain the best available information as to the market value of the Notes, to the extent available, and the market value of shares of Parent common stock before making a decision whether to surrender their Notes for repurchase.

None of the Issuer, Parent, their respective affiliates, boards of directors, officers, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation to any Holder as to whether to surrender or refrain from surrendering Notes for repurchase pursuant to the Fundamental Change Repurchase Right or to exercise or refrain from exercising the Make-Whole Conversion Right. Each Holder must make its own decision as to whether to surrender Notes for repurchase, exercise its Make-Whole Conversion Right or retain its Notes, based on such Holder’s assessment of the market value of the Notes, the value of the cash and shares of Parent common stock into which the Notes are convertible, in part, and other relevant factors.

2.3.	Make-Whole Conversion Right.

The Merger constituted a Make-Whole Fundamental Change. In connection with the Make-Whole Fundamental Change, any Holder can elect to convert all or any portion (if the portion to be converted is $1,000 principal amount or an integral multiple thereof) of such Holder’s Notes into units of Reference Property at the Conversion Rate, subject to the Issuer’s right to settle its conversion obligation in the form of units of Reference Property, cash or a combination thereof.

Under the terms of the Indenture, any Holder that converts its Notes in connection with a Make-Whole Fundamental Change may be entitled to receive an additional number of units of Reference Property in excess of the Conversion Rate. The number of additional units of Reference Property payable is determined by reference to a table in Section 13.03(e) of the Indenture, based on the effective date of the Make-Whole Fundamental Change (in this instance, November 19, 2019) and the average of the last reported sale prices per share of Issuer common stock over the five trading day period ending on, and including, the trading day immediately preceding the Effective Date. The average of the last reported sale prices of shares of Issuer common stock on the NYSE on the five trading days immediately preceding the Effective Date was less than the minimum price of $9.90 per share that is required under the Indenture for Holders to be entitled to receive additional units of Reference Property. Thus, Holders will not be entitled to receive additional units of Reference Property in excess of the Conversion Rate.

Pursuant to the Indenture, the Issuer has the right to settle any conversion of Notes in the form of units of Reference Property, cash or a combination thereof. The Issuer expects to elect to settle conversions in connection with the Make-Whole Fundamental Change either by delivery of units of Reference Property or by payment of cash, in each case, in accordance with the terms of the Indenture. If the Issuer elects to deliver units of Reference Property upon conversion, the consideration due, per each $1,000 principal amount of Notes, will be 82.4572 units of Reference Property or $515.3575 of cash and 44.7495 shares of Parent common stock, which the Issuer will pay or deliver, as applicable, on the second business day immediately following the Conversion

Date. If the Issuer elects to deliver cash upon conversion, the consideration due upon cash settlement of any such conversion, per each $1,000 principal amount of Notes, will be an amount equal to the sum of the Daily Conversion Values for each of the 40 consecutive trading days beginning on, and including, the third trading day succeeding the relevant Conversion Date, which the Issuer will pay on the second business day immediately following the 40 trading day period.

On November 27, 2019, the closing price of Parent common stock was $6.26, as reported on the NYSE. Based on this closing price, the value of consideration you would receive if you exercise your Make-Whole Conversion Right and the Issuer elects to settle such conversion in the form of units of Reference Property would be approximately $795.49 per $1,000 principal amount of notes. On November 27, 2019, the VWAP per share of Parent common stock was $6.30, as reported under the heading “Bloomberg VWAP” on Bloomberg page “GCI <equity> AQR”. Based on this VWAP, and assuming that the VWAP per share of Parent common stock is the same for the 40 trading day period used to determine the Daily Conversion Values, the value of consideration you would receive if you exercise your Make-Whole Conversion Right and the Issuer elects to settle such conversion solely in cash would be approximately $797.28 per $1,000 principal amount of Notes. However, the ultimate value of consideration payable upon exercise of your Make-Whole Conversion Right if the Issuer elects to settle such conversion in cash cannot be determined at this time, and will be determined by reference to the VWAP per share of Parent common stock on each trading day in the applicable 40 trading day period used to calculate the Daily Conversion Values. We can give no assurance as to the value you will receive if you exercise your Make-Whole Conversion Right.

A conversion of Notes will be deemed “in connection with” the Make-Whole Fundamental Change if a valid Notice of Conversion is received by the Conversion Agent during the period from, and including, November 19, 2019, the Effective Date, up to, and including, December 27, 2019, the second business day immediately prior to the Fundamental Change Repurchase Date.

Because all Notes are held of record by DTC, in order to convert Notes into cash and shares of Parent common stock, a Holder must (i) cause to be completed the appropriate instruction form for exchange pursuant to DTC’s book-entry exchange program, (ii) furnish any required endorsements and transfer documents, (iii) if required pursuant to the Indenture, pay funds equal to interest payable on the next interest payment date to which you are not entitled, (iv) pay transfer taxes if required pursuant to the Indenture, and (v) inform the Conversion Agent of the conversion in accordance with customary practice of DTC.

If you wish to convert your Notes, you should not surrender your Notes pursuant to the Fundamental Change Repurchase Right.

Examples of Your Consideration Alternatives

YOU ARE UNDER NO OBLIGATION TO EITHER (I) SURRENDER YOUR NOTES FOR REPURCHASE PURSUANT TO THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR (II) CONVERT YOUR NOTES PURSUANT TO THE MAKE-WHOLE CONVERSION RIGHT DESCRIBED HEREIN. YOU MAY DECIDE TO TAKE NO ACTION AND RETAIN YOUR NOTES.

Assuming you hold a Note in the principal amount of $1,000, you may choose to:

Surrender the Note for Cash: If you exercise the Fundamental Change Repurchase Right prior to the Fundamental Change Repurchase Offer Expiration Date, you will receive $1,000 in cash plus accrued but unpaid interest to, but excluding, the Fundamental Change Repurchase Date. Assuming the Fundamental Change Repurchase Date is December 31, 2019, the Fundamental Change Repurchase Price will be $1,010.03.

Convert the Note at the Conversion Rate: If you exercise your Make-Whole Conversion Right during the Make-Whole Conversion Period, you will receive, at the Issuer’s election, either units of Reference Property or cash in an amount equal to the sum of the Daily Conversion Value for each of the 40 consecutive trading days beginning on, and including, the third trading day succeeding the relevant Conversion Date.

Retain the Note: You may choose to continue holding your Note through the Maturity Date or an earlier redemption thereof, or otherwise transfer or exchange it in the ordinary course. Moreover, you will retain the right to convert your Note into units of Reference Property at the Conversion Rate

(subject to any changes in the Conversion Rate, in accordance with the Indenture), assuming the Note is not earlier redeemed, on or after January 15, 2024 until the close of business on April 11, 2024, the second scheduled trading day immediately preceding the Maturity Date (or during certain earlier periods, subject to the satisfaction of certain conditions set forth in the Indenture). You will also retain the right to receive interest payments on the Note pursuant to the terms of the Indenture and the Note. Unless earlier redeemed, the Note will be repaid on the Maturity Date at the principal amount thereof, plus accrued but unpaid interest, if any, to and including the Maturity Date.

THE CURRENT MARKET VALUE OF THE NOTES MAY BE GREATER THAN THE FUNDAMENTAL CHANGE REPURCHASE PRICE WE ARE OFFERING PURSUANT TO THE FUNDAMENTAL CHANGE REPURCHASE RIGHT. HOLDERS ARE URGED TO OBTAIN CURRENT MARKET QUOTATIONS FOR THE NOTES, TO THE EXTENT SUCH CURRENT MARKET QUOTATIONS ARE AVAILABLE, PRIOR TO MAKING ANY DECISION WITH RESPECT TO THE FUNDAMENTAL CHANGE REPURCHASE RIGHT.

2.4.	Market for the Notes and the Shares of Parent Common Stock.

Notes. The Notes are currently traded over-the-counter. To the extent that the Notes are traded, prices of the Notes may fluctuate widely depending on trading volume, the balance between buy and sell orders, prevailing interest rates, the Issuer’s operating results, the market price and implied volatility of the Reference Property (including the shares of Parent common stock that constitute a portion thereof) into which the Notes are convertible and the market for similar securities. Following the expiration of the Fundamental Change Repurchase Right and the Make-Whole Conversion Period, we expect that the Notes that have not been repurchased or converted will continue to be traded over-the-counter. However, the trading market for the Notes may be significantly more limited, depending on the amount of Notes surrendered pursuant to the Fundamental Change Repurchase Right or converted pursuant to the Make-Whole Conversion Right. As of November 27, 2019, there was approximately $201.3 million aggregate principal amount of Notes outstanding and all of the Notes are held in global form through DTC.

Parent Shares. The consideration due upon conversion of the Notes will consist of, at the Issuer’s election, units of Reference Property, cash or a combination thereof. If the Issuer elects to settle any conversion of the Notes in the form of cash or a combination of cash and units of Reference Property, the amount of cash payable upon conversion will be determined, in part, by the VWAP of Parent common stock over the 40 trading days beginning on, and including, the third trading day succeeding the applicable Conversion Date, as described in Section 2.3 of this Notice. The following table sets forth, for the periods indicated, the high and low sales prices of shares of Parent common stock as reported on the NYSE.

	Shares of Parent Common Stock
	High	Low
2017
First Quarter	$16.34	$14.05
Second Quarter	14.74	11.87
Third Quarter	14.87	12.74
Fourth Quarter	17.62	14.25
2018
First Quarter	17.95	14.93
Second Quarter	19.02	16.02
Third Quarter	19.10	15.30
Fourth Quarter	16.25	10.88
2019
First Quarter	14.11	10.48
Second Quarter	11.27	8.51
Third Quarter	11.35	7.08
Fourth Quarter (through November 27, 2019)	11.25	6.23

On November 27, 2019, the closing sale price of Parent common stock as reported on the NYSE was $6.26 per share.

WE URGE YOU TO OBTAIN CURRENT MARKET INFORMATION FOR THE NOTES, TO THE EXTENT AVAILABLE, AND THE SHARES OF PARENT COMMON STOCK BEFORE MAKING ANY DECISION TO SURRENDER YOUR NOTES PURSUANT TO THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR TO CONVERT YOUR NOTES PURSUANT TO THE MAKE-WHOLE CONVERSION RIGHT.

2.5.	Interest.

The Notes that remain outstanding after consummation of the Fundamental Change Repurchase Right will continue to accrue interest until the Maturity Date, or until the principal of the Notes has been paid, unless the Notes are earlier repurchased, converted, exchanged or redeemed. Interest on outstanding Notes is paid on April 15th and October 15th of each year to record Holders of the Notes as of the preceding April 1st and October 1st, as applicable. The Notes bear interest on the principal amount at an annual interest rate of 4.750%.

Holders who validly surrender, and do not validly withdraw, their Notes in connection with the Fundamental Change Repurchase Right will be entitled to receive accrued interest payable on their Notes to, but excluding, the Fundamental Change Repurchase Date. Accrued interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months and, for partial months, on the basis of actual days elapsed over a 30-day month. The accrued interest payable on the Notes will be $10.03 per $1,000 principal amount of Notes validly surrendered for repurchase, and not validly withdrawn, based on the expected Fundamental Change Repurchase Date of December 31, 2019.

Holders converting their Notes will not receive a cash payment for accrued and unpaid interest.

3.	Procedures to Be Followed by Holders Electing to Surrender Notes for Repurchase.

Holders will be entitled to receive the Fundamental Change Repurchase Price for their Notes only if they validly surrender, and do not validly withdraw, their Notes for repurchase before midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date. Only registered Holders are authorized to surrender their Notes for repurchase. Holders may surrender some or all of their Notes; however, any Notes surrendered must be in $1,000 principal amount or an integral multiple thereof. If Holders do not validly surrender their Notes before midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date, their Notes will remain outstanding and subject to the existing terms of the Notes and the Indenture.

3.1.	Delivery of Notes.

The Trustee has informed the Issuer that, as of the date of this Notice, all Notes are held through DTC accounts and that there are no certificated Notes in non-global form. Accordingly, all Notes surrendered for repurchase hereunder must be delivered through ATOP. Delivery of Notes via ATOP will satisfy the Holder’s delivery requirements pursuant to the terms of the Indenture. The method of delivery of Notes, and all other required documents, including delivery and acceptance through ATOP, is at the election and risk of the person surrendering such Notes.

A Holder whose Notes are held by a broker, dealer, commercial bank, trust company or other nominee must contact such nominee if such Holder desires to surrender such Holder’s Notes and instruct such nominee to surrender the Notes for repurchase on the Holder’s behalf through the transmittal procedures of DTC as set forth below prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date.

A Holder who is a DTC participant may elect to surrender to the Issuer such Holder’s beneficial interest in the Notes by:

delivering to the Paying Agent’s account at DTC through DTC’s book-entry system such Holder’s beneficial interest in the Notes prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date; and

electronically transmitting such Holder’s acceptance through DTC’s ATOP, subject to the terms and procedures of that system prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date.

In surrendering through ATOP, the electronic instructions sent to DTC by a broker, dealer, commercial bank, trust company or other nominee on such Holder’s behalf, and transmitted by DTC to the Paying Agent, will acknowledge, on behalf of DTC and the Holder, receipt by the Holder of an agreement to be bound by the terms of the Fundamental Change Repurchase Right, including those set forth in Section 3.2 below.

You bear the risk of untimely surrender of your Notes. You must allow sufficient time for completion of the necessary DTC procedures prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date.

3.2.	Agreement to be Bound by the Terms of the Fundamental Change Repurchase Right.

By surrendering, or instructing your nominee to surrender, your Notes for repurchase through the transmittal procedures of DTC, a Holder acknowledges and agrees as follows:

such Notes shall be repurchased as of the Fundamental Change Repurchase Date pursuant to the terms and conditions set forth in this Notice;

such Holder agrees to all of the terms of this Notice and acknowledges that it provides the notice required pursuant to the Indenture with respect to the Fundamental Change;

upon the terms and subject to the conditions set forth in this Notice, the Indenture and the Notes, and effective upon the acceptance for payment thereof, such Holder (i) irrevocably sells, assigns and transfers to the Issuer, all right, title and interest in and to all the Notes surrendered, (ii) waives any and all rights with respect to the Notes (including, without limitation, any existing or past defaults and their consequences), (iii) releases and discharges the Issuer, Parent, the Trustee, the Paying Agent and the Conversion Agent and their respective boards of directors, officers, employees and affiliates from any and all claims such Holder may have now, or may have in the future arising out of, or related to, the Notes, including, without limitation, any claims that such Holder is entitled to receive additional principal or interest payments with respect to the Notes or to participate in any repurchase or defeasance of the Notes and (iv) irrevocably constitutes and appoints the Paying Agent as the true and lawful agent and attorney-in-fact of such Holder with respect to any such surrendered Notes (with full knowledge that the Paying Agent also acts as agent of the Issuer), with full power of substitution and resubstitution (such power of attorney being deemed to be an irrevocable power coupled with an interest) to (a) deliver certificates representing such Notes, or transfer ownership of such Notes, on the account books maintained by DTC, together, in any such case, with all accompanying evidences of transfer and authenticity, to the Issuer, (b) present such Notes for transfer on the relevant security register and (c) receive all benefits or otherwise exercise all rights of beneficial ownership of such Notes (except that the Paying Agent will have no rights to, or control over, funds from the Issuer, except as agent for the Issuer with respect to the Fundamental Change Repurchase Price), all in accordance with the terms set forth in this Notice, the Indenture and the Notes;

such Holder represents and warrants that such Holder (i) owns the Notes surrendered and is entitled to surrender such Notes and (ii) has full power and authority to surrender, sell, assign and transfer the Notes surrendered hereby and that when such Notes are accepted for repurchase and payment by the Issuer, the Issuer will acquire good title thereto, free and clear of all liens, restrictions, charges and encumbrances and not subject to any adverse claim or right;

such Holder agrees, upon request from the Issuer, to execute and deliver any additional documents deemed by the Paying Agent or the Issuer to be necessary or desirable to complete the sale, assignment and transfer of the Notes surrendered;

surrenders of Notes pursuant to the Fundamental Change Repurchase Right may be withdrawn through DTC in accordance with the withdrawal procedures of DTC if there is sufficient time to allow DTC to withdraw those Notes prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date;

all authority conferred or agreed to be conferred pursuant to the terms of the Fundamental Change Repurchase Right hereby shall survive the death or incapacity of the undersigned and every obligation of the Holder and shall be binding upon the Holder’s heirs, personal representatives, executors, administrators, successors, assigns, trustees in bankruptcy and other legal representatives;

the delivery and surrender of the Notes is not effective, and the risk of loss of the Notes does not pass to the Paying Agent, until receipt by the Paying Agent of any and all evidences of authority and any other required documents in form satisfactory to the Issuer; and

all questions as to the validity, form, eligibility (including time of receipt) and acceptance of any surrender of Notes for repurchase pursuant to the procedures described in this Notice and the form and validity (including time of receipt of notices of withdrawal) of all documents will be determined by the Issuer, which determination shall be final and binding on all parties.

4.	Right of Withdrawal.

Notes surrendered for repurchase may be withdrawn at any time prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date. In order to withdraw previously surrendered Notes, a Holder (or the Holder’s broker, dealer, commercial bank, trust company or other nominee) must comply with the withdrawal procedures of DTC in sufficient time to allow DTC to withdraw those Notes prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date.

Previously surrendered Notes that are validly withdrawn may be validly resurrendered for repurchase by following the surrender procedures described in Section 3 above. Notes surrendered for repurchase pursuant to the Fundamental Change Repurchase Right may not be converted pursuant to the Make-Whole Conversion Right unless such Notes are first withdrawn on or prior to the Fundamental Change Repurchase Offer Expiration Date. We will determine all questions as to the validity, form and eligibility, including time of receipt, of notices of withdrawal.

5.	Payment for Surrendered Notes; Source and Amount of Funds.

We will deposit with the Paying Agent, prior to 11:00 a.m., New York City time, on the Fundamental Change Repurchase Date, subject to extension to comply with applicable law, regulation or rule, an amount of money sufficient to pay the Fundamental Change Repurchase Price of all of the Notes or portions thereof that are to be repurchased. The Paying Agent will then, following the later of (x) the Fundamental Change Repurchase Date and (y) the time of book-entry transfer or delivery of the applicable Notes to the Paying Agent by the Holder thereof, distribute the money to DTC, the sole record Holder of Notes. DTC will thereafter distribute the money to its participants in accordance with its procedures.

The total amount of funds required by us to repurchase all of the Notes pursuant to the Fundamental Change Repurchase Right (assuming all of the Notes are validly surrendered for repurchase and accepted for payment) is $203,268,090.28. To pay for any Notes surrendered pursuant to the Fundamental Change Repurchase Right, we intend to use cash on hand, which will include proceeds from the Credit Facility (as defined herein).

On November 19, 2019, Parent entered into a Credit Agreement (the “Credit Agreement”) among Parent, as a guarantor, Intermediate Holdco, as the borrower, certain subsidiaries of Intermediate Holdco as guarantors, the lenders from time to time party thereto and Cortland Capital Market Services LLC, as collateral agent and administrative agent. The Credit Agreement provides for a five-year senior secured term loan facility in an aggregate principal amount of $1,792,000,000 (the “Credit Facility”). The obligations of Intermediate Holdco under the Credit Facility are guaranteed by Parent, each domestic subsidiary of Intermediate Holdco and certain foreign subsidiaries of Intermediate Holdco. The Credit Facility is secured by substantially all assets, including real property, of Parent, Intermediate Holdco and each of the other guarantors.

At Intermediate Holdco’s option, loans issued under the Credit Facility will bear interest at a rate of 11.50% per annum, which rate will be reduced to 11.00% per annum at any time when the ratio of consolidated indebtedness to Consolidated EBITDA (the “Leverage Ratio”) is less than 1.00 to 1.00. Loans under the Credit Facility may be prepaid, at the option of Intermediate Holdco, at any time without premium. Loans under the Credit Facility are required to be prepaid from time to time with the proceeds of non-ordinary course asset sales and casualty and condemnation events, a percentage (ranging from 50% to 90%, depending on the Leverage Ratio) of excess cash flow, the proceeds of indebtedness not permitted under the Credit Agreement, and any unrestricted cash and cash equivalents of Parent and its subsidiaries at the end of each fiscal year in excess of $40,000,000.

The Credit Agreement contains usual and customary representations and warranties, and usual and customary affirmative and negative covenants, including: a financial covenant requiring minimum liquidity of

$20,000,000 at the end of each fiscal quarter and limitations on liens, indebtedness, fundamental changes and dispositions, changes in the nature of the business of Parent and its subsidiaries, loans, advances and investments, sale and leaseback transactions, capital expenditures, restricted payments, use of proceeds in violation of Federal Reserve regulations and anti-corruption, anti-terrorism and anti-money laundering regulations, transactions with affiliates, limitations on dividends and other payment restrictions affecting subsidiaries, limitations on negative pledges, modifications of indebtedness, organizational documents and certain other agreements, violations of the Investment Company Act of 1940, as amended, violations of ERISA and environmental regulations, and plans of division. The Credit Agreement also contains usual and customary events of default, including: non-payment of principal, interest, fees and other amounts; material breach of a representation or warranty; default on other material debt; bankruptcy or insolvency; incurrence of certain material ERISA liabilities; material judgments; impairment of loan documentation; violation of subordination provisions; and change of control.

6.	Notes Acquired or Converted.

Any Notes repurchased by us pursuant to the Fundamental Change Repurchase Right or converted by Holders pursuant to the Make-Whole Conversion Right will be cancelled by the Trustee, pursuant to the terms of the Indenture.

7.	Plans or Proposals of the Issuer.

On August 5, 2019, the Issuer entered into the Merger Agreement, pursuant to which Merger Sub merged with and into the Issuer, with the Issuer continuing as the surviving corporation and an indirect wholly owned subsidiary of Parent. At the effective time of the Merger, each share of Issuer common stock was converted into the right to receive the Merger Consideration.

On November 19, 2019, in connection with the completion of the Merger, the Issuer notified the NYSE that trading in its shares of common stock should be suspended and the listing of such shares on the NYSE should be removed. In addition, the Issuer requested that the NYSE file with the SEC an application on Form 25 to delist and deregister the shares of the Issuer’s common stock under Section 12(b) of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). On November 19, 2019, the NYSE informed the Issuer that it had filed the Form 25 with the SEC. On or about November 29, 2019, the Issuer intends to file with the SEC a Form 15 requesting that its reporting obligations under Section 13(a) and 15(d) of the Exchange Act be suspended.

As disclosed by the Issuer in its Current Report on Form 8-K filed on November 20, 2019, in connection with the completion of the Merger, certain of the former executive officers and members of the Issuer’s board of directors were replaced with the individuals listed on Annex A to this Notice.

Except as noted in this Notice and in the documents incorporated by reference herein, the Issuer currently has no plans, proposals or negotiations that relate to or would result in any of the events described in Item 1006(c) of Regulation M-A issued under the Exchange Act.

8.	Interests of the Issuer and Directors, Executive Officers and Affiliates of the Issuer in the Notes.

None of the Issuer, its associates or its majority-owned subsidiaries has any beneficial ownership interest in any of the Notes and during the 60 days preceding the date of this Notice, none of such persons has engaged in any transactions in the Notes. Based on a reasonable inquiry by the Issuer:

none of the Issuer or its executive officers, directors, subsidiaries or other affiliates has any beneficial interest in the Notes;

the Issuer will not purchase any Notes from such persons; and

during the 60 days preceding the date of this Notice, none of such officers, directors or affiliates has engaged in any transactions in the Notes.

A list of the directors and executive officers of the Issuer is attached to this Notice as Annex A.

9.	Agreements Involving the Notes.

Except as described in this Notice, none of the Issuer, or to its knowledge, any of its affiliates, directors or executive officers, is a party to any contract, arrangement, understanding or agreement with any other person relating, directly or indirectly, to the Fundamental Change Repurchase Right or with respect to any of the Notes, including, but not limited to, any contract, arrangement, understanding or agreement concerning the transfer or the voting of the Notes, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

10.	Purchases of Notes by the Issuer and Its Affiliates.

Each of the Issuer and its affiliates, including its executive officers and directors, is prohibited under applicable United States federal securities laws from purchasing Notes (or the right to purchase Notes), other than through the Fundamental Change Repurchase Right, from the date of this Notice until at least the tenth (10th) business day after the Fundamental Change Repurchase Date. Following such time, if any Notes remain outstanding, the Issuer and its affiliates may purchase Notes in the open market, in private transactions, through a subsequent tender offer, or otherwise, any of which may be consummated at purchase prices higher or lower than the Fundamental Change Repurchase Price. Any decision to purchase Notes after the Fundamental Change Repurchase Date, if any, will depend upon many factors, including the market price of the Notes, the amount of Notes surrendered for repurchase pursuant to the Fundamental Change Repurchase Right, the market price of Parent common stock, the business and financial position of the Issuer and general economic and market conditions.

11.	Certain U.S. Federal Income Tax Consequences.

The following is a general discussion of certain U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders (each as defined herein) of exercising the Fundamental Change Repurchase Right or the Make-Whole Conversion Right. This discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury regulations promulgated thereunder, judicial interpretations thereof, and administrative rulings and published positions of the Internal Revenue Service (the “IRS”), all as in effect as of the date hereof and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect. Any such change or interpretation could affect the accuracy of the statements and conclusions set forth herein.

This discussion is limited to U.S. Holders and Non-U.S. Holders who hold Notes as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). Moreover, this discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to a particular Holder in light of such Holder’s particular circumstances, and does not apply to Holders subject to special rules under the U.S. federal income tax laws (including, for example, insurance companies, mutual funds, tax-exempt entities, grantor trusts, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (or investors therein), subchapter S corporations or other flow-through entities (or investors therein), regulated investment companies, real estate investment trusts, persons subject to special rules applicable to former citizens and residents of the United States, U.S. Holders that have a “functional currency” other than the U.S. dollar, persons holding Notes as part of a hedging, straddle, conversion, constructive sale or other integrated transaction, banks or other financial institutions, persons subject to the alternative minimum tax, brokers, dealers in securities, commodities or currencies, traders in securities that elect to apply a mark-to-market method of accounting, U.S. expatriates or former long-term residents of the United States, corporations treated as “personal holding companies,” “controlled foreign corporations,” “passive foreign investment companies,” corporations that accumulate earnings to avoid U.S. federal income tax, and retirement plans or individual retirement accounts or other tax-deferred accounts). In addition, the discussion does not address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or in respect of any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations issued thereunder and intergovernmental agreements entered into pursuant thereto), nor any state, local or foreign tax consequences, nor does it address any U.S. federal tax considerations other than those pertaining to the income tax. Holders should consult their own tax advisors as to the particular tax consequences to them of exercising the Fundamental Change Repurchase Right or the Make-Whole Conversion Right, including the applicability of any U.S. federal income and other tax laws, any state, local or foreign tax laws or any treaty, and any changes (or proposed changes) in tax laws or interpretations thereof.

If any entity or arrangement treated as a partnership for U.S. federal income tax purposes holds Notes, the tax treatment of a person treated as a partner in such partnership will generally depend upon the status of the partner and upon the activities of the partnership. Persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding Notes should consult their own tax advisors regarding the tax consequences of the exercise of the Fundamental Change Repurchase Right or the Make-Whole Conversion Right.

THIS DISCUSSION IS FOR GENERAL INFORMATION PURPOSES ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE EXERCISE OF THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR THE MAKE-WHOLE CONVERSION RIGHT OR OF RETAINING THE NOTES. HOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO THE EXERCISE OF THE FUNDAMENTAL CHANGE REPURCHASE RIGHT OR THE MAKE-WHOLE CONVERSION RIGHT OR OF RETAINING THE NOTES, INCLUDING WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS, AS WELL AS THE APPLICATION OF NON-INCOME TAX LAWS, THE LAWS OF ANY STATE, LOCAL OR FOREIGN TAXING JURISDICTION, ANY CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION OR REGULATIONS.

As used herein, the term “U.S. Holder” means a beneficial owner of a Note that is for U.S. federal income tax purposes:

an individual who is a citizen or resident of the United States;

a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

a trust (i) whose administration is subject to the primary supervision of a court within the United States and which has one or more U.S. persons who have the authority to control all substantial decisions of the trust or (ii) that has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

As used herein, a “Non-U.S. Holder” means a beneficial owner of a Note that is neither a U.S. Holder nor a partnership or a partnership for U.S. federal income tax purposes.

Certain U.S. Federal Income Tax Considerations for U.S. Holders

Exercise of the Fundamental Change Repurchase Right

A U.S. Holder will generally recognize gain or loss upon a disposition of a Note pursuant to the exercise of the Fundamental Change Repurchase Right in an amount equal to the difference between (i) the amount of cash received for the Note (except to the extent such cash is attributable to accrued and unpaid interest, which will generally be treated as a payment of interest and will be taxable as ordinary income to the extent the U.S. Holder has not previously included the accrued interest in income) and (ii) the U.S. Holder’s adjusted tax basis in the Note. Subject to the market discount rules discussed below, any such gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if, at the time of the disposition, the U.S. Holder’s holding period for the Note exceeds one year. Long-term capital gains of non-corporate U.S. Holders are generally eligible for reduced rate of taxation. The deductibility of capital losses is subject to limitations.

A U.S. Holder’s adjusted tax basis in a Note will generally equal the cost of the Note to the U.S. Holder, increased by any market discount previously included in income with respect to the Note, and decreased (but not below zero) by any bond premium previously amortized by such U.S. Holder with respect to the Note.

If a U.S. Holder acquired a Note after its original issuance for an amount that was less than the Note’s stated principal amount, such U.S. Holder may be treated as having acquired the Note with “market discount.” Subject to a de minimis exception, the “market discount” on a Note will equal the amount, if any, by which the Note’s stated principal amount exceeds the U.S. Holder’s adjusted tax basis in the Note immediately after its acquisition. A U.S. Holder that acquired a Note with market discount will generally be required to treat any gain recognized upon the disposition of such Note as ordinary income to the extent of any market discount accrued on such Note during the period the Note was held by such U.S. Holder, unless the U.S. Holder previously elected to include market discount in gross income as it accrued for U.S. federal income tax purposes.

Exercise of the Make-Whole Conversion Right

If a U.S. Holder exercises the Make-Whole Conversion Right, such U.S. Holder may receive solely cash, solely Reference Property, or a combination of cash and Reference Property in exchange for the note, depending upon the Issuer’s chosen settlement method. A conversion of a note will be treated as a taxable sale or exchange of the note, regardless of the settlement method, and will be taxed in the same manner as described above under “U.S. Holders — Exercise of the Fundamental Change Repurchase Right”, except that, to the extent the Issuer elects to convert the note into Reference Property, the amount realized by such U.S. Holder will consist not only of the amount of cash received (including any cash received in lieu of fractional shares of Parent common stock) but also the fair market value of any Parent common stock received pursuant to the conversion.

A U.S. Holder’s aggregate tax basis in any Parent common stock received pursuant to a conversion will equal the fair market value of such stock as of the date such stock is received. A U.S. Holder’s holding period in any shares of Parent common stock received in a conversion of Notes will begin the day after such stock is received.

U.S. Holders that Do Not Exercise Their Fundamental Change Repurchase Right or Make-Whole Conversion Right

A U.S. Holder generally should not recognize any income, gain or loss solely as a result of not exercising either its Fundamental Change Repurchase Right or its Make-Whole Conversion Right.

Information Reporting and Backup Withholding

In general, information reporting will apply to any payments made to a U.S. Holder pursuant to the exercise of the Fundamental Change Repurchase Right or the Make-Whole Conversion Right, other than certain exempt recipients. Backup withholding (currently at a rate of 24%) may apply to such payments if the U.S. Holder fails to provide the applicable withholding agent with a properly completed and executed IRS Form W-9, furnishing such U.S. Holder’s taxpayer identification number and certifying that such U.S. Holder is not subject to backup withholding, or otherwise establishing an exemption backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against such U.S. Holder’s U.S. federal income tax liability, if any, and may entitle the U.S. Holder to a refund, so long as the required information is timely furnished to the IRS.

Certain U.S. Federal Income Tax Considerations for Non-U.S. Holders

Exercise of the Fundamental Change Repurchase Right or the Make-Whole Conversion Right

Except as described under “— Accrued But Unpaid Interest” and “— Information Reporting and Backup Withholding,” a Non-U.S. Holder generally will not be subject to U.S. federal income tax or withholding tax with respect to any gain realized on the disposition of a Note pursuant to the exercise of the Fundamental Change Repurchase Right or the Make-Whole Conversion Right unless:

the gain is “effectively connected” with the conduct by the Non-U.S. Holder of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States);

the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

The Issuer is or has been a U.S. real property holding corporation (“USRPHC”) for United States federal income tax purposes at any time within the shorter of the five-year period ending on the date of the disposition and the Non-U.S. Holder’s holding period.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation also may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) on its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments. Gain described in the second bullet point above will be subject to U.S. federal income tax at a 30% rate (or such lower rate as may be specified by an applicable income tax treaty), but may be offset by U.S. source capital losses, if any, of the Non-U.S. Holder.

Accrued But Unpaid Interest

Subject to the discussion below under “— Information Reporting and Backup Withholding,” the portion of the amount paid to a Non-U.S. Holder pursuant to the exercise of the Fundamental Change Repurchase Right or the Make-Whole Conversion Right that is attributable to accrued but unpaid interest will not be subject to the U.S. federal income or withholding tax under the “portfolio interest exemption,” provided that:

the accrued but unpaid interest is not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is not attributable to a permanent establishment of the Non-U.S. Holder in the United States);

the Non-U.S. Holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of the Issuer entitled to vote;

the Non-U.S. Holder is not a “controlled foreign corporation” with respect to which the Issuer is a “related person” within the meaning of the Code; and

either (a) the Non-U.S. Holder properly certifies to its non-U.S. status on the appropriate IRS Form W-8BEN or IRS Form W-8-BEN-E, as applicable (or other applicable form) and complies with other certification requirements, or (b) the Non-U.S. Holder holds its Notes through certain foreign intermediaries and all applicable certification and documentation requirements are satisfied.

If the Non-U.S. Holder cannot satisfy the requirements of the “portfolio interest exemption,” the portion of the amount that is attributable to accrued but unpaid interest will generally be subject to U.S. federal withholding tax at a rate of 30%, or such lower rate as may be specified by an applicable income tax treaty, unless such interest is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States) and such Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8ECI. In order to claim an exemption from or reduction of withholding under an applicable income tax treaty, a Non-U.S. Holder generally must furnish to the applicable withholding agent a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. Non-U.S. Holders eligible for an exemption from or reduced rate of U.S. federal withholding tax under an applicable income tax treaty may obtain a refund of any excess amounts withheld by timely filing an appropriate claim with the IRS. Non-U.S. Holders should consult their own tax advisors regarding their entitlement to benefits under an applicable income tax treaty and the requirements for claiming any such benefits.

The portion of the amount paid to a Non-U.S. Holder that is attributable to accrued but unpaid interest that is effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment of the Non-U.S. Holder in the United States) generally will not be subject to U.S. federal withholding tax, provided that the Non-U.S. Holder complies with applicable certification and other requirements. Instead, such payment generally will be subject to U.S. federal income tax on a net income basis and at the regular graduated U.S. federal income tax rates in the same manner as if such Non-U.S. Holder were a U.S. person. A Non-U.S. Holder that is a corporation may be subject to an additional “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty) of its “effectively connected earnings and profits” for the taxable year, subject to certain adjustments.

Non-U.S. Holders that Do Not Exercise Their Fundamental Change Repurchase Right or Make-Whole Conversion Right

A Non-U.S. Holder generally should not recognize any gain or loss solely as a result of not exercising either its Fundamental Change Repurchase Right or its Make-Whole Conversion Right.

Information Reporting and Backup Withholding

Generally, we must report annually to the IRS and to each Non-U.S. Holder the amount of any interest paid to the Non-U.S. Holder and the amount of tax, if any, withheld with respect to interest. These reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable income tax treaty. This information may also be made available to the tax authorities in the country in which a Non-U.S. Holder resides or is established pursuant to the provisions of a specific treaty or agreement with such tax authorities.

U.S. backup withholding tax (currently, at a rate of 24%) is imposed on certain payments to persons that fail to furnish the information required under the U.S. information reporting rules. Interest paid to a Non-U.S. Holder generally will be exempt from backup withholding if the Non-U.S. Holder provides the applicable withholding agent with a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), or otherwise establishes an exemption.

Under U.S. Treasury regulations, the payment of proceeds from the disposition of Notes by a Non-U.S. Holder effected at a U.S. office of a broker generally will be subject to information reporting and backup withholding, unless such Non-U.S. Holder provides a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying such Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. The payment of proceeds from the disposition of Notes by a Non-U.S. Holder effected at a non-U.S. office of a U.S. broker or a non-U.S. broker with certain specified U.S. connections generally will be subject to information reporting (but not backup withholding) unless the Non-U.S. Holder provides a properly completed and executed IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable (or other applicable IRS Form W-8), certifying the Non-U.S. Holder’s non-U.S. status or by otherwise establishing an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the Non-U.S. Holder is a U.S. person.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s U.S. federal income tax liability, if any, and may entitle the Holder to a refund, so long as the required information is timely furnished to the IRS.

12.	Additional Information.

In accordance with its obligations under the Exchange Act, the Issuer has filed annual, quarterly and current reports and proxy statements and other information with the SEC. These reports and other information can be inspected and copied at the Public Reference Section of the SEC located at 100 F Street, N.E., Washington, D.C., 20549. Copies of these materials can be obtained from the Public Reference Section of the SEC at prescribed rates. Please call the SEC at 1-800-SEC-0330 for further information on the public reference facilities and their copy charges. These materials also may be accessed electronically by means of the SEC’s home page on the Internet at www.sec.gov.

The Issuer has filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Fundamental Change Repurchase Right. The Tender Offer Statement on Schedule TO, together with any exhibits and any amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

The Issuer is incorporating by reference in this Notice some of the information that we file and which is filed by Parent with the SEC, which means that we may disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Notice. We incorporate by reference the documents listed below (other than information furnished pursuant to Item 2.01 or Item 7.01 of a Current Report on Form 8-K):

•	the Issuer’s Annual Report on Form 10-K for the year ended December 31, 2018;
•	the Issuer’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 30, 2019;
•	the Issuer’s Current Reports on Form 8-K or 8-K/A filed on January 7, 2019, January 11, 2019, January 18, 2019, January 31, 2019, February 4, 2019, March 18, 2019, May 1, 2019, May 6, 2019, May 21, 2019, August 6, 2019, September 26, 2019, October 2, 2019, October 30, 2019, October 31, 2019 and November 5, 2019;
•	Parent’s Annual Report on Form 10-K for the fiscal year ended December 30, 2018;
•	Parent’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2019, June 30, 2019 and September 30, 2019;
•	Parent’s Current Reports on Form 8-K or 8-K/A, filed on February 6, 2019, May 8, 2019, May 23, 2019, August 6, 2019, September 19, 2019, September 26, 2019, October 1, 2019, October 30, 2019, November 5, 2019 and November 20, 2019;

•	the Indenture, dated as of April 9, 2018, between the Issuer and the Trustee, filed with the SEC as Exhibit 4.1 to the Issuer’s Current Report on Form 8-K, filed on April 9, 2018;
•	the First Supplemental Indenture, dated November 19, 2019, between the Issuer, Parent and the Trustee, filed as Exhibit 4.1 to the Issuer’s Current Report on Form 8-K, filed with the SEC on November 20, 2019; and
•	all documents filed with (but not furnished to) the SEC by the Issuer or Parent pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Notice and prior to midnight, New York City time, on the Fundamental Change Repurchase Offer Expiration Date.

In the event of conflicting information in in this Notice to any document incorporated by reference into this Notice, or among documents incorporated by reference, the information in the latest filed document controls.

Holders of the Notes may obtain any of the materials referred to above by requesting them in writing or by telephone from the Issuer at the following address:

Gannet Media Corp.
7950 Jones Branch Drive
McLean, VA 22107
Attention: Investor Relations
Telephone: (703) 854-6000

13.	No Solicitations.

The Issuer has not, directly or indirectly, employed, retained or compensated any person to make solicitations or recommendations in connection with the Fundamental Change Repurchase Right.

14.	Conflicts.

In the event of any conflict between this Notice on the one hand and the terms of the Indenture or the Notes or any applicable laws on the other hand, the terms of the Indenture or the Notes or applicable laws, as the case may be, will control.

None of the Issuer, Parent, their respective affiliates, boards of directors, officers, employees, advisors or representatives, the Trustee, the Paying Agent or the Conversion Agent are making any representation or recommendation pursuant to this Notice. Each Holder must make such Holder’s own decision as to whether to surrender Notes for repurchase, exercise the conversion right or retain the Notes, based on such Holder’s assessment of the current market value of the Notes and the value of the Merger Consideration into which the Notes are exchangeable and other relevant factors.

GANNETT MEDIA CORP.

November 29, 2019

ANNEX A
BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the names of each of the members of the Issuer’s board of directors and each of the Issuer’s executive officers.

Executive Officers and Directors

Name	Title
Michael Reed	Director
Paul J. Bascobert	Chief Executive Officer and President and Director
Polly Grunfeld-Sack	Secretary and Director
Elizabeth Lewis	Assistant Secretary
Alison K. Engel	Treasurer and Director

The business address of each person set forth above is c/o Gannett Media Corp., 7950 Jones Branch Drive, McLean, VA 22107.

A-1